                                                                      EXHIBIT 12


                  [FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]


                                  June 16, 2000

AIM Variable Insurance Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046


                        Re: Proposed Fund Reorganization

Dear Trustees:

     You have requested our opinion about certain United States Federal income tax consequences of the reorganization of AIM V.I. Global Growth and Income Fund (the "Acquired Fund") into AIM V.I. Growth and Income Fund (the "Acquiring Fund") (the "Reorganization"), each a series of AIM Variable Insurance Funds ("AVIF").

     We are rendering this opinion in connection with the transaction described in the Agreement and Plan of Reorganization (the "Agreement") by and between among (a) AVIF and (b) A I M Advisors, Inc., ("AIM"), as entered into as of June 15, 2000. We adopt the applicable terms in the Agreement.

     This opinion is for delivery to the Acquired Fund, the Acquiring Fund, and their applicable shareholders. Only the Acquired Fund, the Acquiring Fund, and their applicable shareholders may rely on this opinion.


FACTS

     In rendering this opinion, we have assumed the truth and accuracy of the following:

     AVIF is a business trust under Delaware law and an open-end management investment company operating as a series fund under the Investment Company Act of 1940 ("1940 Act"). The Acquired Fund and the Acquiring Fund are each taxed as a separate regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code").

     Shares of each of the Acquired Fund and the Acquiring Fund are sold exclusively to separate accounts of life insurance companies (the "separate accounts") in connection with the sale by those companies of variable annuity contracts and variable life insurance contracts ("Contracts") to "Contract Owners," and the payment by those Contract Owners of initial and additional premiums to those companies for those Contracts. Accordingly, all shares of the Acquired Fund and the Acquiring Fund are owned by separate accounts of life insurance companies.


PROPOSED TRANSACTION

     The Agreement contemplates the following transaction for the Acquired Fund:

     (a) the acquisition of substantially all of the assets and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund, in exchange solely for shares of voting stock of the Acquiring Fund (the "voting stock");

     (b) the distribution of that voting stock to shareholders of the Acquired Fund; and

     (c)  the termination of the Acquired Fund as a series of AVIF.

     Each shareholder of the Acquired Fund will receive that number of shares of the Acquiring Fund voting stock representing interests with an aggregate net asset value equal to the aggregate net asset value of its shares of the Acquired Fund.


REPRESENTATIONS

     In rendering our opinion, we have examined and relied on the truth and accuracy of the Agreement and such other documents, records, and instruments as we have deemed necessary to enable us to render the opinion. In addition, we have relied on the following representations of AVIF, as set forth in the Agreement and in the proxy statement/prospectus included in the registration statement that AVIF will file with the SEC on Form N-14 under the Securities Act of 1933, that the following facts and circumstances will exist as of the closing date of the Reorganization ("Closing Date"):

     (a) The fair market value of the voting stock of the Acquiring Fund received by each shareholder of the Acquired Fund will be approximately equal to the fair market value of the shares of the Acquired Fund that such shareholder held before the Reorganization.

     (b) There is no plan or intention by the shareholders of the Acquired Fund to redeem a number of shares of the voting stock of the Acquiring Fund received in the Reorganization that would reduce an Acquired Fund shareholder's ownership of the voting stock to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all of the formerly outstanding shares of the Acquired Fund as of the Closing Date.

     (c) Following the Reorganization, the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic business assets in its business.

     (d) At the direction of the Acquired Fund, the Acquiring Fund will issue directly to the Acquired Fund's shareholders pro rata the voting stock that the Acquired Fund constructively receives in the Reorganization, and the Acquired Fund will distribute its other properties (if any) to its shareholders, on or as promptly as practicable after the Closing Date.

     (e) The Acquiring Fund has no plan or intention to reacquire any of its voting stock issued in the Reorganization, except to the extent that the Acquiring Fund is required by the 1940 Act to redeem any of its shares of stock presented for redemption.

     (f) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its status as a RIC under the Code.

     (g) The Acquiring Fund, the Acquired Fund, and each shareholder of the Acquired Fund will pay its respective expenses, if any, incurred in connection with the Reorganization.

     (h) The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, held by the Acquired Fund immediately before the Reorganization, including for this purpose any amounts used by the Acquired Fund to pay its Reorganization expenses and all redemptions and distributions made by the Acquired Fund immediately before the Reorganization (other than redemptions pursuant to a demand of a shareholder in the ordinary course of the Acquired Fund's business as a series of an open-end management investment company under the 1940 Act and regular, normal dividends not in excess of the requirements of Section 852 of the Code).

     (i) The Acquiring Fund and the Acquired Fund have each elected to be taxed as a RIC under Section 851 of the Code and will each have qualified for the special Federal tax treatment afforded RICs under the Code for all taxable periods. These taxable periods include the taxable year of the Acquiring Fund that includes the Closing Date and the last short taxable period of the Acquired Fund ending on the Closing Date.

     (j) The liabilities of the Acquired Fund assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund are subject were incurred by the Acquired Fund in the ordinary course of its business.

     (k) There is no intercompany indebtedness existing between the Acquiring Fund and the Acquired Fund that was issued, acquired, or will be settled at a discount.

     (l) The Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Acquired Fund.

     (m) The fair market value of the assets of the Acquired Fund transferred to the Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (n) The Acquired Fund is not under the jurisdiction of a court in a United States Code Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (o) Immediately before the Reorganization, not more than 25 percent of the value of the total assets of the Acquiring Fund or any Acquired Fund has been, is, or will be invested in the stock or securities of any one issuer, and not more than 50 percent of the value of the total assets of the Acquiring Fund or the Acquired Fund has been, is, or will be invested in the stock or securities of five or fewer issuers.

     (p) The Acquiring Fund and the Acquired Fund will each have satisfied the investment diversification requirements of Section 817(h) of the Code for all taxable quarters since its inception, including the last short taxable period of the Acquired Fund ending on the Closing Date and taxable quarter of the Acquiring Fund that includes the Closing Date.


OPINION

     Solely based on the foregoing facts, assumptions, and representations, and our consideration of other questions we have deemed necessary or appropriate for such purposes, and based on the assumption that the Reorganizations are consummated in accordance with the terms of the Agreement, we are of the opinion that, under current United States Federal income tax laws and regulations, including official interpretations of the laws, in effect as of this date:

     (1) The transfer of the assets of the Acquired Fund to the Acquiring Fund in exchange for voting stock of the Acquiring Fund distributed directly to the shareholders of the Acquired Fund, as provided in the Agreement, will constitute a "reorganization" within the meaning of
          Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund will each be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code.

     (2) In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by the Acquired Fund on the transfer of its assets to the Acquiring Fund solely in exchange for voting stock of the Acquiring Fund and the Acquiring Fund's assumption of the Acquired Fund's liabilities, or on the distribution of the voting stock to the Acquired Fund's shareholders.

     (3) In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund on the receipt of assets of the Acquired Fund in exchange for Acquiring Fund voting stock and the Acquiring Fund's assumption of the Acquired Fund's liabilities.

     (4) In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of the Acquired Fund on the receipt of voting stock of the Acquiring Fund in constructive exchange for their Acquired Fund shares.

     (5) In accordance with Section 362(b) of the Code, the basis to the Acquiring Fund of the assets of the Acquired Fund transferred to it will be the same as the basis of those assets in the hands of the Acquired Fund immediately before the Reorganization.

     (6) In accordance with Section 358(a) of the Code, the Acquired Fund shareholders' basis for voting stock of the Acquiring Fund received by the Acquired Fund shareholder will be the same as the Acquired Fund shareholders' basis for Acquired Fund shares constructively exchanged therefor.

     (7) In accordance with Section 1223(1) of the Code, the Acquired Fund shareholders' holding period for voting stock of the Acquiring Fund will include the Acquired Fund shareholders' holding period for the Acquired Fund shares constructively exchanged therefor, provided that the Acquired Fund shareholder held the Acquired Fund shares as a capital asset.

     (8) In accordance with Section 1223(2) of the Code, the holding period for assets of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will include the holding period for those assets in the hands of the Acquired Fund.

     (9) The Acquired Fund and the Acquiring Fund will each be a RIC under Subchapter M and will each comply with the investment diversification requirements of Section 817(h) of the Code. Accordingly, the Reorganization will not produce adverse Federal income tax consequences by reason of income or gain for any Contract Owner.

                             -----------------------

     The opinion expressed in this letter represents our considered judgment as to the status of the law at the time we render the opinion. However, the opinion is not binding on the Internal

Revenue Service or any court that could ultimately determine the taxation of the items referred to herein. We do not express, nor should the reader infer, any other opinion.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form N-14.


                                   Very truly yours,



                                   /s/ Freedman, Levy, Kroll & Simonds